UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):              April 9, 2010

BALLY TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-4281	88-0104066
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6601 S. Bermuda Rd. Las Vegas, Nevada		89119
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (702) 584-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On April 9, 2010, Bally Technologies, Inc. (the “Company”) entered into Amendment No. 1 (the “Amendment”) with Bank of America, N.A., as Administrative Agent (the “Agent”), Wells Fargo Bank, N.A., as Syndication Agent and The Bank of Nova Scotia and Wachovia Bank, N.A., as Documentation Agents and the other lenders party thereto, to its existing Credit Agreement (the “Credit Agreement”) dated as of September 26, 2008 among the Company, the Agent and the other lenders party thereto.  Among other items, the Amendment provides for the following additions and changes to the provisions of the Credit Agreement: an additional revolving credit facility available to the Company in the principal amount of $75,000,000 having a maturity date of March 31, 2014 (the “Revolving B Facility”); a reduction in the leverage-based fee and interest rates applicable to both the existing term loan facility and existing $75,000,0000 revolving facility, which leverage and fee rates will also apply to the Revolving B Facility; an increase in the maximum consolidated total leverage ratio; an increase in the amount by which the total principal amount of the credit facilities may be increased, subject to certain conditions, from $50,000,000 to $100,000,000; and increased flexibility with respect to the restrictive covenants regarding indebtedness, restricted payments, and investments and acquisitions.

The foregoing summary is qualified in its entirety by reference to the complete text of the Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.              Financial Statements & Exhibits.

(d) Exhibits

10.1

Amendment No. 1 to the Credit Agreement, dated as of April 9, 2010 among Bally Technologies, Inc., the various lenders named therein, Bank of America, N.A. as Administrative Agent, Swing Line lender and L/C Issuer, Wells Fargo Bank, N.A. as Syndication Agent and The Bank of Nova Scotia and Wachovia Bank, N.A.

99.1	Press release issued by the Company on April 12, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BALLY TECHNOLOGIES, INC.

By:	/s/ Mark Lerner
Mark Lerner
Senior Vice President, General Counsel and Secretary

Dated: April 15, 2010